Contact:  Bernard V. Buonanno, Jr.
                                                                    401-351-6117


                              OLD STONE CORPORATION


                                  PRESS RELEASE


                Old Stone Announces it will not begin Redemption
                        of its Preferred Series B Shares


          East Providence, RI. February 4, 2002. Old Stone Corporation today announced that it will not begin redeeming 10% of the $20.00 Stated Value ($1.00 Par Value) Cumulative Voting Convertible Preferred Stock, Series B, as called for on February 20, 2002.

          The Certificate of Voting and other powers of the Preferred Series B holders provides that, commencing on the 21st anniversary of the Closing Date of the Corporation's purchase of Nationwide Real Estate Investors of Columbus, Ohio, the Corporation shall annually redeem 10% of the Preferred Series B shares, plus accrued and unpaid dividends. The Closing took place on February 20, 1981. The amount required to pay the first phase of this redemption in 2002 is approximately $4.5 million.

          Since the takeover by the RTC of the Corporation's principal operating subsidiary, Old Stone Bank, in January 1993, the Corporation has remained in business, principally to prosecute its lawsuit against the United States (see below). The Corporation has no significant business operations and has no prospects of returning to profitability unless its lawsuit is successful. As a result, the Corporation has no funds at this time with which to make any payment to redeem the shares of its Preferred Series B stock. There is no assurance that such funds will be available at any time.

          The Corporation is prepared to present its case against the federal government in the U.S. Court of Federal Claims, located in Washington, DC. This case arises out of the failure of the government to honor certain contracts it made with the Corporation and Old Stone Bank in 1984 and 1985 when the Corporation purchased two insolvent thrifts from the Federal Home Loan Bank Board in return for promises of certain long-term, favorable regulatory capital and accounting treatment. In 1989, Congress passed a law that led the Bank Board's successor, the Office of Thrift Supervision, to revoke those promises. As a result, Old Stone Corporation suffered significant losses. In 1992, the Corporation filed its case at the Court of Federal Claims, where it is one of approximately 120 similar cases. In 1996, the U.S. Supreme Court decided in three test cases, known as the Winstar cases that the government was liable to other companies similarly situated. Based on the Winstar decision, the Corporation in 1998 filed a motion for summary judgment on liability. Discovery in the Old Stone case was completed in 1999, and the case was assigned to a trial judge in late 2000. The Corporation's liability motion is pending before the trial judge and the Corporation is awaiting his action on that motion.

          As previously announced, effective January 1, 2002, the Corporation's new headquarters office address is One Financial Center, 24th Floor, Providence, RI 02903.